UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 30, 2017

PULMATRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 357-2333

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 30, 2017, Pulmatrix, Inc. (the “Company”), announced the appointment of James Roach, effective November 3, 2017, to serve as the Chief Medical Officer of the Company. In connection with his appointment as Chief Medical Officer, that Company entered into an Executive Employment Agreement with Dr. Roach, dated as of October 30, 2017 (the “Agreement”).

Pursuant to the terms of the Agreement, Dr. Roach will receive an initial annual base salary of $430,000 and will be eligible to participate in the Company’s benefit and compensation plans. Dr. Roach has been assigned an initial annual target bonus of 40% of his base salary beginning with calendar year 2018. Dr. Roach is eligible to receive a prorated annual bonus for the 2017 calendar year in the discretion of the Company’s board of directors. Dr. Roach will also receive a signing bonus of 40% of his base salary, prorated based on the number of days between January 1, 2017 and November 3, 2017 which is to be paid on or before March 15, 2018. The Company will reimburse Dr. Roach for reasonable attorneys’ fees incurred by him in connection with entering into the employment agreement, up to a maximum of $15,000 and for an amount of up to $15,000 of any amounts Dr. Roach is required to pay to his former employer in connection with repayment of a bonus he received from such prior employer. Dr. Roach will also receive an option to purchase 360,000 shares of the Company’s common stock. The option award agreement will be consistent with the Company’s standard stock option inducement award agreement, and the option will vest on a four-year vesting schedule, with 25% of the shares subject to the option vesting on the first anniversary of the date of grant and the remaining 75% of the shares shall vest in equal installments on the last day of each of the thirty six (36) successive months thereafter, subject to Dr. Roach’s continued employment with the Company on each vesting date.

If Dr. Roach’s employment is terminated by the Company for cause or by him without good reason or as a result of his disability or death, Dr. Roach will be entitled to the Accrued Obligations (as defined in the Agreement). In the event that Dr. Roach’s employment is terminated without cause or by him for good reason (a “Qualifying Termination”), in either case, in addition to the Accrued Obligations, Dr. Roach will receive (i) a lump sum severance payment equal to his annual base salary for a nine month period, less all required and customary taxes and employment-related deductions, (ii) a separation bonus in an amount equal to seventy-five percent (75%) of the target annual performance bonus to which Dr. Roach may have been entitled for the year in which employment terminates, such 75% amount to be prorated to reflect that portion of the year in which Dr. Roach was employed prior to termination, less all customary and required taxes and employment-related deductions, a (iii) full vesting of equity awards that would have vested during the nine month period following the termination date and (iv) reimbursement for up to one year of continued health and dental benefits.

In the event of a Qualifying Termination within a one year period following a change of control, Dr. Roach would be eligible for similar benefits, although his severance would be for a 12 month period and separation bonus would be for 100% of the target annual performance to which Dr. Roach may have been entitled. In addition, accelerated equity award vesting would apply to all equity awards outstanding on the date of Dr. Roach’s termination and the Company would continue to provide medical insurance coverage to Dr. Roach at no cost to the same extent that such insurance continues to be provided to similarly situated executives at the time of Dr. Roach’s termination until the earlier to occur of 12 months following Dr. Roach’s termination date or the date he begins employment with another employer.

The Agreement is filed as exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary of the terms of the Agreement is subject to, and qualified in its entirety by, the Agreement, which is incorporated by reference.

Item 8.01	Other Events.

A copy of the Company’s press release announcing Dr. Roach’s appointment as Chief Medical Officer is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Executive Employment Agreement with James Roach, dated as of October 30, 2017

99.1	Press release dated October 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULMATRIX, INC.

Date: November 3, 2017	By:	/s/ William Duke, Jr.
William Duke, Jr.
Chief Financial Officer